Exhibit 10.2
UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and among

HANMI FINANCIAL CORPORATION	Docket Nos. 09-141-WA/RB-HC
Los Angeles, California	09-141 -WA/RB-SM

HANMI BANK
Los Angeles, California

and

FEDERAL RESERVE BANK OF
SAN FRANCISCO
San Francisco, California
     WHEREAS, in recognition of their common goal to maintain the financial soundness of Hanmi Financial Corporation, Los Angeles, California (“Hanmi”), a registered bank holding company, and its subsidiary bank, Hanmi Bank, Los Angeles, California (the “Bank”), a state chartered bank that is a member of the Federal Reserve System, Hanmi, the Bank, and the Federal Reserve Bank of San Francisco (the “Reserve Bank”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and
     WHEREAS, on                     , 2009, Hanmi’s and the Bank’s boards of directors, at duly constituted meetings, adopted resolutions authorizing and directing                                             and                                            to consent to this Agreement on behalf of Hanmi and the Bank, respectively, and consenting to compliance with each and every applicable provision of this Agreement by Hanmi, the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).
     NOW, THEREFORE, Hanmi, the Bank, and the Reserve Bank agree as follows:
Board Oversight
     1. Within 60 days of this Agreement, the board of directors of the Bank shall submit to the Reserve Bank a written plan to strengthen board oversight of the management and operations of the Bank. The plan shall, at a minimum, address, consider, and include:
          (a) The actions that the board of directors will take to improve the Bank’s condition and maintain effective control over, and supervision of, the Bank’s major operations and activities, including but not limited to, credit risk management, credit administration, processes to mitigate risks associated with credit concentrations, earnings, and liquidity;
          (b) the responsibility of the board of directors to monitor management’s adherence to approved policies and procedures, and applicable laws and regulations; and
          (c) a description of the information and reports that will be regularly reviewed by the board of directors in its oversight of the operations and management of the Bank, including information on the Bank’s adversely classified assets, allowance for loan and lease losses, capital, earnings, and liquidity.
Credit Risk Management
     2. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written plan to strengthen credit risk management practices. The plan shall, at a minimum, address, consider, and include:
          (a) Procedures to periodically review and revise risk exposure limits to address changes in market conditions;

          (b) strategies to minimize credit losses and reduce the level of problem assets;
          (c) enhanced stress testing of loan and portfolio segments; and
          (d) procedures to identify, limit, and manage concentrations of credit that are consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1).
Credit Administration
     3. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank acceptable revised written credit administration policies and procedures that shall, at a minimum, address, consider, and include:
          (a) For loans that are modified, analyses of borrowers’ current financial condition and guarantors’ cash flow and repayment sources;
          (b) the appropriate use of interest reserves; and
          (c) enhancements to the internal loan grading system to timely and accurately identify individual problem credits.
Asset Improvement
     4. (a) The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, who is obligated to the Bank in any manner on any extension of credit or portion thereof that has been charged off by the Bank or classified, in whole or in part, “loss” in the report of examination of the Bank conducted by the Reserve Bank and the State of California Department of Financial Institutions (the “Department”) that commenced on April 13, 2009 (the “Report of Examination”) or in any subsequent report of examination, as long as such credit remains uncollected.

          (b) The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, whose extension of credit has been classified “doubtful” or “substandard” in the Report of Examination or in any subsequent report of examination, without the prior approval of the Bank’s board of directors or the Bank’s loan committee. The board of directors or loan committee shall document in writing the reasons for the extension of credit or renewal, specifically certifying that: (i) the extension of credit is necessary to protect the Bank’s interest in the ultimate collection of the credit already granted or (ii) the extension of credit is in full compliance with the Bank’s written loan policy, is adequately secured, and a thorough credit analysis has been performed indicating that the extension or renewal is reasonable and justified, all necessary loan documentation has been properly and accurately prepared and filed, the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit, and the board of directors or loan committee reasonably believes that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the board of directors meetings, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review. For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 215.2(n)).
     5. (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $3 million, including OREO, that (i) is past due as to principal or interest more than

ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.
Capital Plan
     7. Within 60 days of this Agreement, Hanmi and the Bank shall submit to the Reserve Bank an acceptable joint written plan to maintain sufficient capital at Hanmi on a consolidated basis, and the Bank as a separate legal entity on a stand-alone basis. The plan shall, at a minimum, address, consider, and include:
          (a) Hanmi’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);
          (b) the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);
          (c) the adequacy of the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, ALLL, current and projected asset growth, and projected retained earnings;
          (d) the source and timing of additional funds to fulfill Hanmi’s and the Bank’s future capital requirements; and

          (e) the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that Hanmi serve as a source of strength to the Bank.
     8. Hanmi and the Bank shall notify the Reserve Bank, in writing, no more than 30 days after the end of any quarter in which any of Hanmi’s consolidated capital ratios or the Bank’s capital ratios (total risk-based, Tier 1, or leverage) fall below the approved capital plan’s minimum ratios. Together with the notification, Hanmi and the Bank, as appropriate, shall submit an acceptable written plan that details the steps Hanmi or the Bank, as appropriate, will take to increase Hanmi’s or the Bank’s capital ratios to or above the approved capital plan’s minimums.
Strategic Plan and Budget
     9. (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank a strategic plan to improve the Bank’s earnings, and a budget for 2010. The written plan and budget shall include, but not be limited to:
          (i) Identification of the major areas where, and means by which, the board of directors will seek to improve the Bank’s operating performance;
          (ii) a realistic and comprehensive budget for calendar year 2010, including income statement and balance sheet projections; and
          (iii) a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.
     (b) A strategic plan and budget for each calendar year subsequent to 2010 shall be submitted to the Reserve Bank at least 30 days prior to the beginning of that calendar year.

Liquidity/Funds Management
     10. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written plan designed to improve management of the Bank’s liquidity position and funds management practices that includes, but is not limited to, measures to reduce reliance on short-term wholesale funding, including brokered deposits.
     11. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable revised written contingency funding plan that, at a minimum, identifies available sources of liquidity and includes adverse scenario planning.
Dividends
     12. (a) Hanmi and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”).
          (b) Hanmi shall not take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.
          (c) Hanmi and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.
          (d) All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on Hanmi’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings and ALLL needs; and identification of the sources of funds for the proposed payment or distribution. Hanmi and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).
Debt and Stock Redemption
     13. (a) Hanmi shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
          (b) Hanmi shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.
Compliance with Laws and Regulations
     14. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Hanmi and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).
          (b) Hanmi and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Compliance with the Agreement
     15. (a) Within 10 days of this Agreement, the boards of directors of Hanmi and the Bank shall appoint a joint committee (the “Compliance Committee”) to monitor and coordinate Hanmi’s and the Bank’s compliance with the provisions of this Agreement. The Compliance Committee shall include a majority of outside directors who are not executive officers or principal shareholders of Hanmi and the Bank, as defined in sections 215.2(e)(l) and 215.2(m)(l) of Regulation O of the Board of Governors (12 C.F.R. §§ 215.2(e)(l) and 215.2(m)(l)). At a minimum, the Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to the boards of directors of Hanmi and the Bank.
          (b) Within 30 days after the end of each calendar quarter following the date of this Agreement, the Bank shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.
Approval and Implementation of Plans, Policies, Procedures, and Program
     16. (a) The Bank and, as applicable, Hanmi shall submit written plans, policies, procedures, and a program that are acceptable to the Reserve Bank within the applicable time periods set forth in paragraphs 2, 3, 5, 6(c), 7, 8, 10, and 11 of this Agreement.
          (b) Within 10 days of approval by the Reserve Bank, the Bank and, as applicable, Hanmi shall adopt the approved plans, policies, procedures, and program. Upon adoption, the Bank and, as applicable, Hanmi shall promptly implement the approved plans, policies, procedures, and program, and thereafter fully comply with them.

          (c) During the term of this Agreement, the approved plans, policies, procedures, and program shall not be amended or rescinded without the prior written approval of the Reserve Bank.
Communications
     17. All communications regarding this Agreement shall be sent to:
(a)	Mr. Stanley Crisp Vice President Regional Financial Institutions Group Banking Supervision & Regulation Federal Reserve Bank of San Francisco 101 Market Street San Francisco, California 94105

(b)	Mr. Jay S. Yoo President and Chief Executive Officer Hanmi Financial Corporation Hanmi Bank 3660 Wilshire Boulevard Penthouse A Los Angeles, California 90010
Miscellaneous
     18. Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to Hanmi and the Bank to comply with any provision of this Agreement.
     19. The provisions of this Agreement shall be binding upon Hanmi, the Bank, and their institution-affiliated parties, in their capacities as such, and their successors and assigns.
     20. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.
     21. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Department, or any other federal or state agency from taking any other action affecting Hanmi, the Bank, or any of their current or former institution-affiliated parties and their successors and assigns.
     22. Pursuant to Section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under Section 8 of the FDI Act (12 U.S.C. § 1818).
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the ___ th day of                     , 2009.

HANMI FINANCIAL CORPORATION	FEDERAL RESERVE BANK OF SAN FRANCISCO

By:	By:
Stanley Crisp
Vice President

HANMI BANK

By: